Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: Michelle.Esterman@altisource.lu

ALTISOURCE ANNOUNCES FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS AND THAT THE COMPANY IS ACTIVELY EXPLORING REFINANCING ITS EXISTING $480 MILLION SENIOR SECURED TERM LOAN

Luxembourg, February 16, 2017 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS) today reported financial results for the fourth quarter and full year 2016, reporting strong full year service revenue of $942.6 million. Compared to 2015, 22% service revenue growth from customers other than Ocwen Financial Corporation (“Ocwen”) and higher property preservation services offset the expected loss in revenue from Ocwen’s declining portfolio, lower delinquencies and lower pricing for certain technologies.

Fourth quarter 2016 service revenue of $227.2 million was 5% lower than the third quarter of 2016 from seasonally lower REO sales and lawn maintenance and 9% lower than the fourth quarter of 2015 primarily from lower pricing to Ocwen for certain technologies and a decline in the number of loans on REALServicing.

2016 pretax income of $44.3 million and fourth quarter 2016 pretax loss of $19.5 million were impacted by a litigation settlement loss of $28.0 million, which is net of an anticipated $4.0 million insurance recovery. Further, in the fourth quarter of 2016 and the full year 2016, the Company incurred expenses of $3.9 million and $5.3 million, respectively, relating to severance and the exit from certain facilities.

“In 2016, we continued our transformation from a mortgage services company generating the majority of revenue from Ocwen to a real estate and mortgage marketplace company offering many of the same innovative solutions to a diversified customer base. Because the sales cycle was longer than originally projected, our 22% non-Ocwen service revenue growth and earnings were lower than we anticipated. We are disappointed that we did not achieve our anticipated non-Ocwen revenue growth but the progress made in 2016 positions us for a higher rate of non-Ocwen growth in 2017 and beyond,” said Chief Executive Officer William B. Shepro.

Mr. Shepro further commented, “I firmly believe in the value we’re creating. The market reception for our products and services is very strong, and we are gaining more visibility into our growth prospects. We believe the ongoing investments we are making in our growth will produce a high return on investment and are critical to the franchise we are building.”

2016 Highlights:

Servicer Solutions

•	Strengthened and grew existing customer relationships with leading bank and non-bank servicers

•	Signed a significant number of agreements and statements of work with strategic customers positioning us well for 2017

•	Developed new offerings to provide support services for FHA mortgages

Origination Solutions

•	Strengthened and grew existing customer relationships with leading bank and non-bank originators

•	Signed a significant number of agreements and statements of work with strategic customers positioning us well for 2017

•	Developed new offerings to strengthen the Lenders One® value proposition and grow sales of the platform solution

Consumer Real Estate Solutions

•	Launched the buy-side brokerage offering in February and are now operating in 26 markets

•	Re-launched the sell-side offering in the fourth quarter and are now operating in 12 markets

•	Grew the number of Owners.com® real estate agents to 200

•	Launched Owners.com mobile apps for home buyers and real estate agents

•	Currently working with approximately 950 active buyers, up from 400 in October

Real Estate Investor Solutions

•	Increased the number of rental homes managed from 2,732 at December 31, 2015 to 4,357 at December 31, 2016

•	Sold 2,732 homes, primarily for Altisource Residential Corporation (“RESI”) and, to a lesser extent, for other clients

•
Negotiated a $60 million payment to Altisource, if RESI disposes 50% or more of its single family rental portfolio managed by Altisource, in return for a limited waiver of our exclusive right to provide property management and other services to RESI

•	Launched the buy-renovate-sell program in 2016; acquired 119 homes, 14 of which were sold

•	Received a residential rental property management vendor rating of 2 from Morningstar Credit Ratings in February 2017

While 2016 service revenue was flat compared to 2015, adjusted pretax income attributable to Altisource(1) of $117.2 million declined by 24%. This was primarily the result of increased investments to support the Company’s growth initiatives, service revenue mix changes and software price concessions provided to Ocwen. Fourth quarter 2016 adjusted pretax income attributable to Altisource(1) of $18.9 million was 36% lower than the third quarter of 2016 from seasonally lower REO sales and lawn maintenance, $3.9 million of costs to exit certain facilities and severance costs related to cost reduction initiatives, and service revenue mix. Fourth quarter 2016 adjusted pretax income attributable to Altisource(1) was 53% lower than the fourth quarter of 2015 from lower service revenue, higher investments to support the Company’s growth initiatives and the $3.9 million of costs relating to our cost reduction initiatives.

The Company’s 2016 diluted earnings per share of $1.46 and adjusted diluted earnings per share(1) of $4.59 were further impacted by an increase in the 2016 effective income tax rate from 16% in 2015 to 29% in 2016. The effective tax rate increased primarily due to the $28.0 million litigation settlement loss and lower pretax income margins. These items changed the mix of taxable income across the jurisdictions in which the Company operated. Fourth quarter 2016 diluted loss per share of $1.08 and adjusted diluted earnings per share(1) of $0.55 were also impacted by an adjustment to increase the effective income tax rate for the first three quarters of 2016 from 20% to 29%. Over the next several years, the Company expects that its effective cash income tax rate will return to a rate that is closer to the Company’s historical rate.

The Company also announced that it is actively exploring refinancing its existing $480 million Senior Secured Term Loan to, among other things, extend the maturity date. There can be no assurance that the Company will complete the refinancing transaction.

Fourth Quarter 2016 Results Compared to the Third Quarter of 2016 and the Fourth Quarter 2015

•	Service revenue of $227.2 million, a 5% decrease compared to the third quarter 2016 and a 9% decrease compared to the fourth quarter 2015

•
Pretax loss attributable to Altisource(1) of $20.3 million compared to pretax income attributable to Altisource(1) of $17.9 million in the third quarter 2016 and a pretax loss attributable to Altisource(1) of $44.9 million in the fourth quarter 2015

•	Adjusted pretax income attributable to Altisource(1) of $18.9 million, a 36% decrease compared to the third quarter 2016 and a 53% decrease compared to the fourth quarter 2015

•
Net loss attributable to Altisource of $20.4 million compared to net income attributable to Altisource of $10.6 million in the third quarter 2016 and a net loss attributable to Altisource of $45.1 million in the fourth quarter 2015

•	Adjusted net income attributable to Altisource(1) of $10.7 million, a 39% decrease compared to the third quarter 2016 and a 72% decrease compared to the fourth quarter 2015

•
The fourth quarter 2016 included a litigation settlement loss of $28.0 million, which is net of an anticipated $4.0 million insurance recovery, related to an agreed upon settlement of a class action lawsuit, subject to final court approval; the fourth quarter 2015 included a non-cash impairment loss of $71.8 million

•	Diluted loss per share of $1.08 compared to diluted earnings per share of $0.54 in the third quarter 2016 and a diluted loss per share of $2.35 in the fourth quarter 2015

•	Adjusted diluted earnings per share(1) of $0.55, a 39% decrease compared to the third quarter 2016 and a 70% decrease compared to the fourth quarter 2015

Full Year 2016 Results Compared to Full Year 2015

•	Service revenue of $942.6 million, flat compared to the year ended December 31, 2015

•	Non-Ocwen service revenue of $235.7 million, a 22% increase compared to the year ended December 31, 2015

•	Pretax income attributable to Altisource(1) of $41.6 million, a 17% decrease compared to the year ended December 31, 2015

•	Adjusted pretax income attributable to Altisource(1) of $117.2 million, a 24% decrease compared to the year ended December 31, 2015

•
Recorded a litigation settlement loss of $28.0 million, which is net of an anticipated $4.0 million insurance recovery, in 2016 related to an agreed upon settlement of a class action lawsuit, subject to final court approval; 2015 included a non-cash impairment loss of $71.8 million, partially offset by a $7.6 million gain on the Equator, LLC acquisition earn-out liability (“Equator Earn Out”)

•	Net income attributable to Altisource of $28.7 million, a 31% decrease compared the year ended December 31, 2015

•	Adjusted net income attributable to Altisource(1) of $90.1 million, a 37% decrease compared to the year ended December 31, 2015

•	Diluted earnings per share of $1.46, a 28% decrease compared to the year ended December 31, 2015

•	Adjusted diluted earnings per share(1) of $4.59, a 34% decrease compared to the year ended December 31, 2015

•	Purchased 1.4 million shares of Altisource common stock at an average price of $26.81

•	Repurchased $51.0 million of aggregate par value of our senior secured term loan at a weighted average discount of 13.2%, recognizing a net gain of $5.5 million on the early extinguishment of debt

•	Purchased 4.1 million shares of RESI common stock for $48.2 million (or $11.63 per share), incurred expenses of $3.4 million and earned dividends of $2.3 million related to this investment
________________________

(1)	This is a non-GAAP measure that is defined and reconciled to the corresponding GAAP measure herein.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential” and similar expressions. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to the future and are not statements of historical fact, actual results may differ materially from what is contemplated by the forward-looking statements. Altisource undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, Altisource’s ability to integrate acquired businesses, retain key executives or employees, retain existing customers and attract new customers, general economic and market conditions, behavior of customers, suppliers and/or competitors, technological developments, governmental regulations, taxes and policies, availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Altisource’s Form 10-K and other filings with the Securities and Exchange Commission.

Webcast

Altisource will host a webcast at 11:00 a.m. EST today to discuss our fourth quarter and full year results. A link to the live audio webcast will be available on Altisource’s website in the Investor Relations section. Those who want to listen to the call should go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available via the website approximately two hours after the conclusion of the call and will remain available for approximately 30 days.

About Altisource

Altisource Portfolio Solutions S.A. is a premier marketplace and transaction solutions provider for the real estate, mortgage and consumer debt industries. Altisource’s proprietary business processes, vendor and electronic payment management software and behavioral science-based analytics improve outcomes for marketplace participants. Additional information is available at www.Altisource.com.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Service revenue
Mortgage Services	$180,906	$183,945	$749,944	$676,222
Financial Services	16,867	21,351	74,243	88,328
Technology Services	39,810	56,083	160,101	215,482
Eliminations	(10,370)	(10,339)	(41,689)	(39,112)
Total service revenue	227,213	251,040	942,599	940,920
Reimbursable expenses	10,694	18,102	52,011	107,344
Non-controlling interests	720	745	2,693	3,202
Total revenue	238,627	269,887	997,303	1,051,466
Cost of revenue	162,115	154,390	638,034	579,983
Reimbursable expenses	10,694	18,102	52,011	107,344
Gross profit	65,818	97,395	307,258	364,139
Selling, general and administrative expenses	52,446	65,558	214,155	220,868
Litigation settlement loss, net of $4,000 insurance recovery	28,000	—	28,000	—
Impairment losses	—	71,785	—	71,785
Change in the fair value of Equator® Earn Out	—	—	—	(7,591)
Income (loss) from operations	(14,628)	(39,948)	65,103	79,077
Other income (expense), net:
Interest expense	(5,931)	(6,812)	(24,412)	(28,208)
Other income (expense), net	1,022	2,568	3,630	2,191
Total other income (expense), net	(4,909)	(4,244)	(20,782)	(26,017)

Income (loss) before income taxes and non-controlling interests	(19,537)	(44,192)	44,321	53,060
Income tax provision	(127)	(159)	(12,935)	(8,260)

Net income (loss)	(19,664)	(44,351)	31,386	44,800
Net income attributable to non-controlling interests	(720)	(745)	(2,693)	(3,202)

Net income (loss) attributable to Altisource	$(20,384)	$(45,096)	$28,693	$41,598

Earnings (loss) per share:
Basic	$(1.08)	$(2.35)	$1.53	$2.13
Diluted	$(1.08)	$(2.35)	$1.46	$2.02

Weighted average shares outstanding:
Basic	18,788	19,196	18,696	19,504
Diluted	18,788	19,196	19,612	20,619

Comprehensive income (loss):
Net income (loss)	$(19,664)	$(44,351)	$31,386	$44,800
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities, net of income tax (provision) benefit of $(169), $0, $720, $0	411	—	(1,745)	—

Comprehensive income (loss), net of tax	(19,253)	(44,351)	29,641	44,800
Comprehensive income attributable to non-controlling interests	(720)	(745)	(2,693)	(3,202)

Comprehensive income (loss) attributable to Altisource	$(19,973)	$(45,096)	$26,948	$41,598

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
SEGMENT FINANCIAL INFORMATION
(in thousands)

	For the three months ended December 31, 2016
(in thousands)	Mortgage Services	Financial Services	Technology Services	Corporate Items and Eliminations	Consolidated Altisource

Revenue
Service revenue	$180,906	$16,867	$39,810	$(10,370)	$227,213
Reimbursable expenses	10,670	24	—	—	10,694
Non-controlling interests	720	—	—	—	720
	192,296	16,891	39,810	(10,370)	238,627
Cost of revenue	133,289	12,196	36,995	(9,671)	172,809
Gross profit (loss)	59,007	4,695	2,815	(699)	65,818
Selling, general and administrative expenses	25,868	5,253	7,698	13,627	52,446
Litigation settlement loss, net of $4,000 insurance recovery	—	—	—	28,000	28,000
Income (loss) from operations	33,139	(558)	(4,883)	(42,326)	(14,628)
Other income (expense), net	(14)	29	(35)	(4,889)	(4,909)

Income (loss) before income taxes and non-controlling interests	$33,125	$(529)	$(4,918)	$(47,215)	$(19,537)

	For the three months ended December 31, 2015
(in thousands)	Mortgage Services	Financial Services	Technology Services	Corporate Items and Eliminations	Consolidated Altisource

Revenue
Service revenue	$183,945	$21,351	$56,083	$(10,339)	$251,040
Reimbursable expenses	18,085	17	—	—	18,102
Non-controlling interests	745	—	—	—	745
	202,775	21,368	56,083	(10,339)	269,887
Cost of revenue	123,931	14,748	43,270	(9,457)	172,492
Gross profit (loss)	78,844	6,620	12,813	(882)	97,395
Selling, general and administrative expenses	35,965	4,851	7,713	17,029	65,558
Impairment losses	—	—	71,785	—	71,785
Income (loss) from operations	42,879	1,769	(66,685)	(17,911)	(39,948)
Other income (expense), net	478	37	40	(4,799)	(4,244)

Income (loss) before income taxes and non-controlling interests	$43,357	$1,806	$(66,645)	$(22,710)	$(44,192)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
SEGMENT FINANCIAL INFORMATION
(in thousands)

	For the year ended December 31, 2016
(in thousands)	Mortgage Services	Financial Services	Technology Services	Corporate Items and Eliminations	Consolidated Altisource

Revenue
Service revenue	$749,944	$74,243	$160,101	$(41,689)	$942,599
Reimbursable expenses	51,902	109	—	—	52,011
Non-controlling interests	2,693	—	—	—	2,693
	804,539	74,352	160,101	(41,689)	997,303
Cost of revenue	514,832	53,841	159,869	(38,497)	690,045
Gross profit (loss)	289,707	20,511	232	(3,192)	307,258
Selling, general and administrative expenses	108,987	17,768	27,811	59,589	214,155
Litigation settlement loss, net of $4,000 insurance recovery	—	—	—	28,000	28,000
Income (loss) from operations	180,720	2,743	(27,579)	(90,781)	65,103
Other income (expense), net	43	92	66	(20,983)	(20,782)

Income (loss) before income taxes and non-controlling interests	$180,763	$2,835	$(27,513)	$(111,764)	$44,321

	For the year ended December 31, 2015
(in thousands)	Mortgage Services	Financial Services	Technology Services	Corporate Items and Eliminations	Consolidated Altisource

Revenue
Service revenue	$676,222	$88,328	$215,482	$(39,112)	$940,920
Reimbursable expenses	107,224	120	—	—	107,344
Non-controlling interests	3,202	—	—	—	3,202
	786,648	88,448	215,482	(39,112)	1,051,466
Cost of revenue	474,169	60,806	187,835	(35,483)	687,327
Gross profit (loss)	312,479	27,642	27,647	(3,629)	364,139
Selling, general and administrative expenses	105,153	18,707	29,902	67,106	220,868
Impairment losses	—	—	71,785	—	71,785
Change in the fair value of Equator Earn Out	—	—	(7,591)	—	(7,591)
Income (loss) from operations	207,326	8,935	(66,449)	(70,735)	79,077
Other income (expense), net	506	58	61	(26,642)	(26,017)

Income (loss) before income taxes and non-controlling interests	$207,832	$8,993	$(66,388)	$(97,377)	$53,060

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$149,294	$179,327
Available for sale securities	45,754	—
Accounts receivable, net	87,821	105,023
Prepaid expenses and other current assets	42,608	21,751
Total current assets	325,477	306,101

Premises and equipment, net	103,473	119,121
Goodwill	86,283	82,801
Intangible assets, net	155,432	197,003
Deferred tax assets, net	7,292	3,619
Other assets	11,255	13,153

Total assets	$689,212	$721,798

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$83,135	$91,871
Accrued litigation settlement	32,000	—
Current portion of long-term debt	5,945	5,945
Deferred revenue	8,797	15,060
Other current liabilities	19,061	16,266
Total current liabilities	148,938	129,142

Long-term debt, less current portion	467,600	522,233
Other non-current liabilities	10,480	18,153

Commitments, contingencies and regulatory matters

Equity:
Common stock ($1.00 par value; 25,413 shares authorized and issued and 18,774 outstanding as of December 31, 2016; 25,413 shares authorized and issued and 19,021 outstanding as of December 31, 2015)	25,413	25,413
Additional paid-in capital	107,288	96,321
Retained earnings	333,786	369,270
Accumulated other comprehensive loss	(1,745)	—
Treasury stock, at cost (6,639 shares as of December 31, 2016 and 6,392 shares as of December 31, 2015)	(403,953)	(440,026)
Altisource equity	60,789	50,978

Non-controlling interests	1,405	1,292
Total equity	62,194	52,270

Total liabilities and equity	$689,212	$721,798

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2016	2015

Cash flows from operating activities:
Net income	$31,386	$44,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,788	36,470
Amortization of intangible assets	47,576	41,135
Loss on HLSS equity securities and dividends received, net	—	1,854
Change in the fair value of acquisition related contingent consideration	(3,555)	(7,184)
Impairment losses	—	71,785
Share-based compensation expense	6,188	4,812
Bad debt expense	1,829	5,514
Gain on early extinguishment of debt	(5,464)	(3,836)
Amortization of debt discount	413	498
Amortization of debt issuance costs	1,141	1,374
Deferred income taxes	(2,597)	(1,326)
Loss on disposal of fixed assets	1,765	26
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	15,980	2,401
Prepaid expenses and other current assets	(20,881)	1,883
Other assets	1,053	2,993
Accounts payable and accrued expenses	(9,113)	(14,483)
Other current and non-current liabilities	24,309	6,636
Net cash provided by operating activities	126,818	195,352

Cash flows from investing activities:
Additions to premises and equipment	(23,269)	(36,188)
Acquisition of businesses, net of cash acquired	(9,409)	(28,675)
Purchase of available for sale securities	(48,219)	(29,966)
Proceeds received from sale of and dividends from HLSS equity securities	—	28,112
Change in restricted cash	674	722
Net cash used in investing activities	(80,223)	(65,995)

Cash flows from financing activities:
Repayment and repurchases of long-term debt	(50,723)	(50,373)
Proceeds from stock option exercises	9,558	1,390
Excess tax benefit on stock-based compensation	4,779	—
Purchase of treasury stock	(37,662)	(58,949)
Distributions to non-controlling interests	(2,580)	(2,959)
Other financing activities	—	(500)
Net cash used in financing activities	(76,628)	(111,391)

Net (decrease) increase in cash and cash equivalents	(30,033)	17,966
Cash and cash equivalents at the beginning of the period	179,327	161,361

Cash and cash equivalents at the end of the period	$149,294	$179,327

Supplemental cash flow information:
Interest paid	$22,717	$26,274
Income taxes paid, net	18,327	9,725

Non-cash investing and financing activities:
Acquisition of businesses with restricted shares	$—	$21,733
Increase (decrease) in payables for purchases of premises and equipment	404	(6,679)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
NON-GAAP MEASURES
(in thousands, except per share data)
(unaudited)

Pretax income (loss) attributable to Altisource, adjusted pretax income attributable to Altisource, adjusted net income attributable to Altisource and adjusted diluted earnings per share are non-GAAP measures used by management, existing shareholders, potential shareholders and other users of our financial information to measure Altisource’s performance and do not purport to be alternatives to income (loss) before income taxes and non-controlling interests, net income (loss) attributable to Altisource or diluted earnings (loss) per share as measures of Altisource’s performance. We believe these measures are useful to management, existing shareholders, potential shareholders and other users of our financial information in evaluating operating profitability more on a continuing cost basis as they exclude amortization expense related to acquisitions that occurred in prior periods as well as the effect of more significant non-recurring items from earnings. We believe these measures are also useful in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. Furthermore, we believe the exclusion of more significant non-recurring items enables comparability to prior period performance and trend analysis.
It is management’s intent to provide non-GAAP financial information to enhance the understanding of Altisource’s GAAP financial information, and it should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies.
Pretax income (loss) attributable to Altisource is calculated by deducting non-controlling interests from income (loss) before income taxes and non-controlling interests. Adjusted pretax income attributable to Altisource is calculated by adding intangible asset amortization expense plus litigation settlement loss, net of $4.0 million insurance recovery, plus impairment losses and deducting the gain associated with the reduction of the Equator Earn Out) from pretax income (loss) attributable to Altisource. Adjusted net income attributable to Altisource is calculated by adding intangible asset amortization expense (net of tax) plus litigation settlement loss, net of insurance recovery (net of tax), plus impairment losses (net of tax) and deducting the gain associated with the reduction of the Equator Earn Out (net of tax) from GAAP net income (loss) attributable to Altisource. Adjusted diluted earnings per share is calculated by dividing net income (loss) attributable to Altisource plus intangible asset amortization expense (net of tax), plus litigation settlement loss, net of insurance recovery (net of tax), plus impairment losses (net of tax) less the gain associated with the reduction of the Equator Earn Out (net of tax) by the weighted average number of diluted shares.
Reconciliations of the non-GAAP measures to the corresponding GAAP measures are as follows:

	Three months ended December 31,		Three months ended September 30,	Years ended December 31,
	2016	2015	2016	2016	2015

Income (loss) before income taxes and non-controlling interests	$(19,537)	$(44,192)	$18,796	$44,321	$53,060

Non-controlling interests	(720)	(745)	(883)	(2,693)	(3,202)
Pretax income (loss) attributable to Altisource	(20,257)	(44,937)	17,913	41,628	49,858
Intangible asset amortization expense	11,144	13,140	11,465	47,576	41,135
Net litigation settlement, net of $4,000 insurance recovery	28,000	—	—	28,000	—
Impairment loss	—	71,785	—	—	71,785
Gain on Equator Earn Out	—	—	—	—	(7,591)

Adjusted pretax income attributable to Altisource	$18,887	$39,988	$29,378	$117,204	$155,187

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
NON-GAAP MEASURES
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Three months ended September 30,	Years ended December 31,
	2016	2015	2016	2016	2015

Net income (loss) attributable to Altisource	$(20,384)	$(45,096)	$10,589	$28,693	$41,598

Intangible asset amortization expense, net of tax	6,477	12,514	6,998	36,819	38,187
Net litigation settlement loss, net of tax	24,583	—	—	24,583	—
Impairment loss, net of tax	—	70,630	—	—	70,630
Gain on Equator Earn Out, net of tax	—	—	—	—	(6,940)

Adjusted net income attributable to Altisource	$10,676	$38,048	$17,587	$90,095	$143,475

Diluted earnings (loss) per share	$(1.08)	$(2.35)	$0.54	$1.46	$2.02

Impact of using diluted share count instead of basic share count for a loss per share	0.01	0.14	—	—	—
Intangible asset amortization expense, net of tax, per diluted share	0.34	0.61	0.36	1.88	1.85
Net litigation settlement loss, net of tax, per diluted share	1.28	—	—	1.25	—
Impairment loss, net of tax, per diluted share	—	3.46	—	—	3.43
Gain on Equator Earn Out, net of tax, per diluted share	—	—	—	—	(0.34)

Adjusted diluted earnings per share	$0.55	$1.86	$0.90	$4.59	$6.96

Calculation of the impact of intangible asset amortization expense, net of tax
Intangible asset amortization expense	$11,144	$13,140	$11,465	$47,576	$41,135
Tax benefit from intangible asset amortization	(4,667)	(626)	(4,467)	(10,757)	(2,948)
Intangible asset amortization expense, net of tax	6,477	12,514	6,998	36,819	38,187
Diluted share count	19,246	20,417	19,568	19,612	20,619

Intangible asset amortization expense, net of tax, per diluted share	$0.34	$0.61	$0.36	$1.88	$1.85

Calculation of the impact of net litigation settlement loss, net of tax
Net litigation settlement loss	$28,000	$—	$—	$28,000	$—
Tax benefit from net litigation settlement loss	(3,417)	—	—	(3,417)	—
Net litigation settlement loss, net of tax	24,583	—	—	24,583	—
Diluted share count	19,246	20,417	19,568	19,612	20,619

Net litigation settlement loss, net of tax, per diluted share	$1.28	$—	$—	$1.25	$—

Calculation of the impact of impairment loss, net of tax
Impairment loss	$—	$71,785	$—	$—	$71,785
Tax benefit from impairment loss	—	(1,155)	—	—	(1,155)
Impairment loss, net of tax	—	70,630	—	—	70,630
Diluted share count	19,246	20,417	19,568	19,612	20,619

Impairment loss, net of tax, per diluted share	$—	$3.46	$—	$—	$3.43

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
NON-GAAP MEASURES
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Three months ended September 30,	Years ended December 31,
	2016	2015	2016	2016	2015

Calculation of gain on Equator Earn Out, net of tax
Gain on Equator Earn Out	$—	$—	$—	$—	$(7,591)
Tax provision from the gain on Equator Earn Out	—	—	—	—	651
Gain on Equator Earn Out, net of tax	—	—	—	—	(6,940)
Diluted share count	19,246	20,417	19,568	19,612	20,619

Gain on Equator Earn Out, net of tax, per diluted share	$—	$—	$—	$—	$(0.34)
__________________________
Note: Amounts may not add to the total due to rounding.